Exhibit 99.1

Effective September 23, 2009

ATLAS ENERGY, INC. ASSUMED LONG-TERM INCENTIVE PLAN

Amended and Restated as of September 23, 2009

SECTION 1:        PURPOSE OF THE PLAN.

The Amended and Restated Atlas Energy, Inc. Assumed Long-Term Incentive Plan (the “Plan”), formerly known as the Amended and Restated Atlas Energy Resources Long-Term Incentive Plan is intended to promote the interests of Atlas Energy, Inc., a Delaware corporation (the “Company”), by providing to its officers, directors, employees, consultants and to directors, employees and consultants of its Affiliates (as defined below) who perform services to the Company and its Affiliates and who were previously employed by or associated with Atlas Energy Resources, LLC (“Atlas Energy”), incentive awards for superior performance. It is also contemplated that the Plan will enhance the ability of the Company and its Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Company and to encourage them to devote their best efforts to advancing the business of the Company and its Affiliates.

In connection with an Agreement and Plan of Merger (the “Merger Agreement”) entered into by and among Atlas America, Inc., Atlas Energy, Atlas Energy Management, Inc. and ATLS Merger Sub, LLC (“Merger Sub”) on April 27, 2009, Atlas Energy will merge with and into Merger Sub, a wholly owned subsidiary of Atlas America, Inc., with Atlas Energy continuing as the surviving company and a wholly owned subsidiary of the Atlas America, Inc. (the “Merger”). Pursuant to the Merger Agreement, Atlas America, Inc. agreed to assume Atlas Energy’s Long Term Incentive Plan and changed its name to Atlas Energy, Inc. Assumed Long-Term Incentive Plan. Following the consummation of the Merger, this Plan is intended to apply to all awards outstanding at the time of the Merger and no Awards shall be granted pursuant to this Plan on or following the Merger.

SECTION 2:        DEFINITIONS.

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Award” means an Option, share of Phantom Stock or share of Restricted Stock granted under the Plan, and shall include any tandem DERs granted with respect to Phantom Stock.

“Board” means the Board of Directors of the Company.

“Change in Control” means the occurrence of any of the following:

(1) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the combined voting power of our then outstanding securities eligible to vote for the election of the Board; provided, however, that the event described in this paragraph (2) shall not be deemed to be a change in control by virtue of any of the following acquisitions (i) by any Person that is part of a controlled group or under common control with the Company; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or by any entity controlled by the Company; or (iii) any Person controlled by any executive officer (as defined by Rule 16a-1(f) of the Exchange Act) of the Company. For purposes of this definition, “controlled by” shall mean possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(2) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company, taken as a whole, to any Person other than an Affiliate; or

(3) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election or appointment was approved by a vote of at least  2/3 of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board or, if both Edward E. Cohen and Jonathan Z. Cohen cease to be directors of the Company.

Notwithstanding the foregoing, with respect to any Award that is subject to Section 409A of the Code, Change in Control shall mean a “change of control event,” as defined in the regulations and guidance issued under Section 409A of the Code. In addition, notwithstanding the foregoing, the Committee may specify a more limited definition of Change in Control for a particular Award, as the Committee deems appropriate.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Committee” means (i) the Board or such committee of the Board or the board or committee of an Affiliate of the Company appointed by the Board to administer the Plan; provided, however, that with respect to Awards to a Participant subject to Section 16 of the Exchange Act, the Committee shall be composed of non-employee members of the Board or the board of an Affiliate or (ii) with respect to Awards that are intended to be “qualified performance-based compensation” under Section 162(m) of the Code, a committee that consists of two or more persons appointed by the Board, all of whom shall be “outside directors” as defined under Section 162(m) of the Code and related Treasury regulations.

“DER” means a right, granted in tandem with a specific share of Phantom Stock, to receive an amount in cash equal to, and at the same time as, the cash distributions made by the Company with respect to a share of Common Stock during the period such share of Phantom Stock is outstanding.

“Disability” means an illness or injury that lasts at least 6 months, is expected to be permanent and renders the Participant unable to substantially carry out his or her duties to the Company or any of its Affiliates, as determined by the Committee.

“Employee” means any officer, employee, consultant of the Company or a director, employee or consultant of any of its Affiliates who perform services for the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the closing sales price of a Share on the applicable date on the principal securities exchange on which the Shares are traded (or if there is no trading in the Shares on such date, the closing sales price on the last date Shares were traded). In the event Shares are not publicly traded at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee through any reasonable valuation method permitted under the Code.

“Non-employee Director” means a member of the Board of the Company that is not an Employee.

“Option” means an option to purchase Shares granted under the Plan.

“Participant” means any Employee or Non-employee Director granted an Award under the Plan.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Phantom Stock” means a phantom (notional) Share granted under the Plan which upon vesting entitles the Participant to receive a Share or its then Fair Market Value in cash, as determined by the Committee.

“Restricted Period” means the period established by the Committee with respect to an Award during which the Award remains subject to forfeiture or is not exercisable by the Participant.

“Restricted Stock” means Shares granted under the Plan that are subject to a Restricted Period.

“Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the shares of common stock of the Company.

SECTION 3:        ADMINISTRATION.

The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the following and any applicable law, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the Chief Executive Officer of the Company, subject to such limitations on such delegated powers and duties as the Committee may impose, if any; provided, however, that such delegation shall not limit the Chief Executive Officer’s right to receive Awards under the Plan. Notwithstanding the foregoing, the Chief Executive Officer may not grant Awards to, or take any action with respect to any Award previously granted to, himself or a Person who is an Employee or Non-employee Director subject to Rule l6b-3. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the terms and conditions of any Award; (iv) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled, or forfeited; (v) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vi) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (vii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, and any beneficiary of any Award. All Awards under the Plan shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Award, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest in such Award. Awards made under a particular Section of the Plan need not be uniform as among Participants. Notwithstanding anything else in the Plan to the contrary, no Awards shall be granted pursuant to the Plan on or after the consummation of the Merger.

SECTION 4:        SHARES.

(a)        Shares Available. Subject to adjustment as provided in Section 4(c), the number of Shares with respect to which Phantom Stock, Restricted Stock and Options may be granted under the Plan is 2,927,027 (representing the number of Shares to which outstanding Awards are subject as of the consummation of the Merger). If any Option, share of Phantom Stock or share of Restricted Stock is forfeited or otherwise terminates or is canceled or paid without the delivery of Shares, then the Shares covered by such Award shall not again be Shares with respect to which Awards may be granted.

(b)        Sources of Shares Deliverable under Awards. Any Shares delivered pursuant to an Award shall consist, in whole or in part, of Shares newly issued by the Company, Shares acquired in the open market or from any Affiliate of the Company, or any other Person, or any combination of the foregoing, as determined by the Committee in its discretion.

(c)        Adjustments. In the event that any distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar transaction or event affects the Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall equitably adjust (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award; provided, however, that the number of Shares subject to any Award shall always be a whole number. The Committee may make provision for a cash payment to the holder of an outstanding Award.

SECTION 5:        ELIGIBILITY.

Any Employee or Non-employee Director shall be eligible to be designated a Participant and receive an Award under the Plan; provided that no Awards shall be granted pursuant to the Plan on or after the consummation of the Merger.

SECTION 6:        AWARDS.

(a)        Options. The Committee shall have the authority to determine the Employees and Non-employee Directors to whom Options shall be granted, the number of Shares to be covered by each Option, the exercise price therefor, the Restricted Period and the conditions and limitations applicable to the exercise of the Option, as the Committee shall determine, that are not inconsistent with the provisions of the Plan; provided that no Options shall be granted pursuant to the Plan on or after the consummation of the Merger.

(i)        Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Committee at the time the Option is granted and may not be less than its Fair Market Value as of the date of grant.

(ii)      Time and Method of Exercise. The Committee shall determine the Restricted Period and the method or methods by which payment of the exercise price may be made or deemed to have been made, which may include, without limitation, cash, check acceptable to the Committee, a “cash less” exercise through procedures approved by the Committee, or any combination thereof, or if permitted by the Committee, by delivering Shares owned by the Participant and having a Fair Market Value on the exercise date equal to the relevant exercise price. Shares used to exercise an Option shall have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option.

(b)        Phantom Stock. The Committee shall have the authority to determine the Employees and Non-employee Directors to whom Phantom Stock shall be granted, the number of shares of Phantom Stock to be granted to each such Participant, the Restricted Period, the conditions under which the Phantom Stock may become vested or forfeited, whether DERs are granted with respect to a share of Phantom Stock and such other terms and conditions, as the Committee may determine, that are not inconsistent with the provisions of the Plan; provided that no shares of Phantom Stock shall be granted pursuant to the Plan on or after the consummation of the Merger.

(c)        Restricted Shares. The Committee shall have the authority to determine the Employees and Non-employee Directors to whom Restricted Stock shall be granted, the number of shares of Restricted Stock to be granted to each such Participant, the Restricted Period, the conditions under which the Restricted Stock may become vested or forfeited, and such other terms and conditions as the Committee may establish with respect to such Awards; provided that no shares of Restricted Stock shall be granted pursuant to the Plan on or after the consummation of the Merger.

(d)        General.

(i)        Forfeiture. Except as otherwise provided in the terms of the Award, upon termination of a Participant’s employment with the Company or its Affiliates or membership on the Board during the applicable Restricted Period, all Options, unvested Phantom Stock and unvested Restricted Stock shall be forfeited by the Participant; provided, however, that if the reason for the termination is the Participant’s death, or Disability, all Options awarded to the Participant shall become exercisable and all Phantom Stock and Restricted Stock shall vest automatically. The Committee may, in its discretion, waive in whole or in part any forfeiture.

(ii)      Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate.

(iii)     Limits on Transfer of Awards.

(A) Except as provided in (C) below, each Award shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.

(B) Except as provided in (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate thereof.

(C) To the extent specifically provided by the Committee with respect to an Award grant, an Award may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish. In addition, Awards may be transferred by will and the laws of descent and distribution.

(iv)        Stock Certificates. All certificates for Shares or other securities of the Company delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(v)        Delivery of Shares or Other Securities and Payment by Participant of Consideration. Notwithstanding anything in the Plan or any grant agreement to the contrary, delivery of Shares pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Company is not reasonably able to obtain or issue Shares pursuant to such Award without violating the rules or regulations of any applicable law or securities exchange. No Shares or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award grant agreement (including, without limitation, any exercise price or tax withholding) is received by the Company.

(vi)        Rule 16b-3. It is intended that the Plan and any Award made to a Participant subject to Section 16 of the Exchange Act meet all of the requirements of Rule 16b-3. If any provision of the Plan or any such Award would disqualify the Plan or such Award under, or would otherwise not comply with Rule 16b-3, such provision or Award shall be construed or deemed amended to conform to Rule 16b-3.

(vii)      Status of Original Issue Shares. The Company intends, but shall not be obligated, to register for sale under the Securities Act the Shares acquirable pursuant to Awards, and to keep such registration effective throughout the period that any Awards are in effect. In the absence of such effective registration or an available exemption from registration under the Securities Act, delivery of Shares acquirable pursuant to Awards shall be delayed until registration of such Shares is effective or an exemption from registration under the Securities Act is available. In the event exemption from registration under the Securities Act is available, a Participant (or a Participant’s estate or personal representative in the event of the Participant’s death or incapacity), if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws. No sale or disposition of Shares acquired pursuant to an Award by a Participant shall be made in the absence of an effective registration statement under the Securities Act with respect to such Shares unless an opinion of counsel satisfactory to the Company that such sale or disposition will not constitute a violation of the Securities Act or any other applicable securities laws is first obtained.

(viii)      Change in Control. Upon a Change in Control, unless the Committee determines otherwise in the terms of the Award, all Awards shall automatically vest and become payable or exercisable, as the case may be, in full. In the event of a Change in Control, unless the Committee determines otherwise in the terms of the Award, all Restricted Periods shall terminate and all performance criteria, if any, shall be deemed to have been achieved at the maximum level. To the extent an Option that has become fully vested and exercisable is not exercised upon a Change in Control, the Committee may, in its discretion, cancel such Award without payment. The Committee may also, in its discretion, provide for a replacement grant with respect to such property and on such terms as it deems appropriate.

SECTION 7:        AMENDMENT AND TERMINATION.

Except to the extent prohibited by applicable law:

(a)        Amendments to the Plan. Except as required by the rules of the principal securities exchange on which the Shares are traded and subject to Section 7(b) below, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner without the consent of any member, Participant, other holder or beneficiary of an Award, or other Person.

(b)        Amendments to Awards. Subject to Section 7(a), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 7(c), in any Award shall materially reduce the benefit to a Participant without the consent of such Participant, except if such amendment is required to comply with the requirements of section 409A of the Code.

(c)        Adjustment of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Company or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

SECTION 8:        GENERAL PROVISIONS.

(a)        No Rights to Award. No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each Participant.

(b)        Withholding. The Company or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount of any applicable taxes payable in respect of the grant of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company or Affiliate to satisfy its withholding obligations for the payment of such taxes. Without limiting the foregoing, if the Committee so permits, a Participant may elect to satisfy the tax withholding obligation with respect to Awards paid in Shares by having Shares withheld, at the time such Awards become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Committee.

(c)        No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate or to remain on the Board. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award agreement.

(d)        Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

(e)        Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(f)        Compliance with Other Laws. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer or such Shares or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Shares are then traded, or entitle the Company or an Affiliate to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. It is the intended that, to the extent applicable, Awards made under the Plan comply with the requirements of section 409A of the Code and the regulations thereunder. To the extent that any legal requirement as set forth in the Plan ceases to be required under applicable law, the Committee may determine that such Plan provision shall cease to apply. The Committee may revoke any Award if it is contrary to law or modify an Award or the Plan to bring an Award or the Plan into compliance with any applicable law or regulation. The Committee may, in its sole discretion, agree to limit its authority under this Section 8(f).

(g)        No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating Affiliate and a Participant or any other Person.

(h)        No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(i)        Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(j)        Facility Payment. Any amounts payable hereunder to any Person under legal disability or who, in the judgment of the Committee, is unable to properly manage his financial affairs, may be paid to the legal representative of such Person, or may be applied for the benefit of such Person in any manner which the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

SECTION 9:        TERM OF THE PLAN.

The Plan was originally effective on the date of its approval by the Atlas Energy unit holders and shall continue until the date terminated by the Board or all Awards outstanding upon the consummation of the Merger have been satisfied or forfeited, whichever occurs first. However, unless otherwise expressly provided in the Plan or in an applicable Award agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.